Exhibit 5.1

Opinion of Shumaker, Loop & Kendrick, LLP

May 17, 2018

United Bancorp, Inc.

201 South Fourth Street

Martins Ferry, Ohio 43935

RE:	Issuance of Shares of Common Stock

To Whom It May Concern:

This letter is written in connection with the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3D (the “Registration Statement”) to be filed with the Securities and Exchange Commission, pursuant to the Securities Act of 1933, as amended, for the purpose of registering an additional 750,000 common shares, $1.00 par value, (the “Shares”) of United Bancorp, Inc., to be offered and sold pursuant to the United Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (the “Plan”).

In connection with the following opinion, we have examined and have relied upon such documents, records, certificates, statements and instruments as we have deemed necessary and appropriate to render the opinion herein set forth.

Based upon the foregoing, it is our opinion that the Shares, when and if issued in the manner described in the Plan, will be legally issued, fully paid and nonassessable.

The undersigned hereby consents to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Sincerely,

/s/ Shumaker, Loop & Kendrick, LLP

Shumaker, Loop & Kendrick, LLP